Exhibit 99.1

Contact: Amanda Rosseter T +01.404.676.2683	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301

THE COCA-COLA COMPANY CHIEF FINANCIAL OFFICER GARY P. FAYARD TO RETIRE

Kathy N. Waller Named to Succeed Fayard

ATLANTA, Feb. 20, 2014 — The Coca-Cola Company today announced Executive Vice President and Chief Financial Officer Gary P. Fayard will retire in May 2014, after 20 years of service with the Company.

A well-respected leader, Fayard, 62, joined The Coca-Cola Company in 1994 as Vice President and Controller and was promoted in 1999 to Senior Vice President and CFO.  In 2003, Fayard was promoted to his current role of Executive Vice President and CFO, where he is responsible for leading the Company’s global Finance organization, overseeing Mergers & Acquisitions, Investor Relations, Tax, Treasury, Audit, Accounting and Controls, Financial Reporting, Real Estate, and Risk Management.  In this role, he also serves as management representative for the Finance, Audit and Compensation Committees for the Board of Directors.

During Fayard’s tenure as CFO, revenues of the Company have more than doubled to $47 billion in 2013, and the Company completed the $12 billion acquisition of Coca-Cola Enterprises’ North America business, the largest acquisition in the Company’s history.  Over the past 14 years, the Company has returned more than $74 billion to shareowners through dividends and share repurchases.  For the last 3 years, Fayard was named Institutional Investor’s Best CFO in the Beverage Industry.

Prior to joining The Coca-Cola Company, Fayard served 19 years with Ernst & Young, concluding his service there as a partner.  He received his degree from The University of Alabama College of Commerce and Business Administration.

“Gary’s deep experience across the financial spectrum combined with his passion for our business and his people have contributed significantly to the success of our Company,” said Muhtar Kent, Chairman and CEO, The Coca-Cola Company.  “Gary will leave a legacy of financial strength across the global organization, and the successful development of leaders who will now steward the growth of our system.  He has been my trusted adviser, providing leadership, guidance and, importantly, a dry wit.  I feel fortunate to have had a leader such as Gary as our CFO and as my colleague through the years.  We wish Gary and his family all the best in his retirement.”

The Coca-Cola Company named Kathy N. Waller, 55, to succeed Fayard in the role of Chief Financial Officer.  She will be elected CFO at the Company’s April Board Meeting.  As CFO, she will report directly to Muhtar Kent.

Waller, a highly respected global leader of the Finance Division, currently serves as Vice President, Finance and Controller.  She joined the Company in 1987 as a senior accountant in the Accounting Research Department and soon became principal accountant for the Northeast Europe/Africa Group, followed by Marketing Controller for the McDonald’s Group. Since then, she has taken on a number of roles of increasing responsibility, including financial services manager for The Minute Maid Company and Corporate Director of Financial Reporting.  In 2004, Waller was named Vice President and Chief of Internal Audit, managing worldwide internal audit processes, with key responsibilities for the Company’s compliance with Sarbanes-Oxley requirements and corporate governance matters.

In 2009, Waller was named Vice President and Controller, a role that was expanded in 2013 to Vice President, Finance and Controller, adding global accountability for Corporate Treasury, Corporate Tax and Finance Capabilities.

“Kathy brings more than 25 years of experience with the Company and a passion for leading teams and developing talent. Since 2009, she has led the Controller’s Group in an increasingly complex regulatory environment while also improving our internal management reporting and analytics,” said Fayard.  “Kathy’s expertise and deep experience with the Company make her a perfect fit for this key leadership role and the expansion of her responsibilities over the past year will allow for a seamless transition.”

In addition to her role in Finance, Kathy also leads The Coca-Cola Company’s Women’s Leadership Council and helped develop its highly successful Women in Leadership global program.  Kathy also serves on the advisory board of Catalyst, the leading nonprofit organization with a mission to expand opportunities for women and business.

“Kathy brings to this role comprehensive knowledge of our system and strong global financial expertise,” said Kent.  “I have been fortunate to work closely with her for several years, and have seen her wise counsel, passion and integrity in action across our system.  I have great confidence in her appointment to this role.  I wish her the very best of success and look forward to her continued leadership.”

Prior to joining The Coca-Cola Company, Waller worked for Deloitte.  She received her bachelor’s and MBA degrees from the University of Rochester in New York.

About The Coca-Cola Company

The Coca-Cola Company (NYSE: KO) is the world’s largest beverage company, refreshing consumers with more than 500 sparkling and still brands.  Led by Coca-Cola, one of the world’s most valuable and recognizable brands, our Company’s portfolio features 17 billion-dollar brands including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply, Georgia and Del Valle. Globally, we are the No. 1 provider of sparkling beverages, ready-to-drink coffees, and juices and juice drinks.  Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy our beverages at a rate of 1.9 billion servings a day.  With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate.  Together with our bottling partners, we rank among the world’s top 10 private employers with more than 700,000 system associates.  For more information, visit Coca-Cola Journey at www.coca-colacompany.com, follow us on Twitter at twitter.com/CocaColaCo, visit our blog, Coca-Cola Unbottled, at www.coca-colablog.com or find us on LinkedIn at www.linkedin.com/company/the-coca-cola-company.

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